December 9, 2002

TSE: CL, NYSE: CLU

Canada Life Projects 15% - 18% EPS Growth for 2003

TORONTO, CANADA - Canada Life Financial Corporation (Canada LifeTM) announced today that it will be adopting the fair value method of expensing stock options effective January 1, 2003.

In addition, Canada Life released financial guidance for 2003 to investors following the plan reviewed with the Board of Directors at its meeting last week.

Canada Life expects common shareholders' net income per share in 2003 to be between $3.45 and $3.55 which will be an increase of 15% - 18% over the expected 2002 figure. Associated with this, return on common shareholders' equity is projected to be in a range of 14.0% to 14.5%.

Organic growth of premiums, premium equivalents and new deposits is expected to meet Canada Life's long term guidance range of 10% to 12% for 2003. Previously announced acquisitions (CNA in Canada, Royal and Sun Alliance's group insurance business in the U.K. and Prudential's German operations) are expected to add a further 5% to this range.

Bill Acton, President and Chief Operating Officer said that, "In 2003, we expect significant earnings growth in our European divisions following very attractive acquisitions made in 2002, and as the benefits of systems investments made in the UK start to flow into income."

David A. Nield, Chairman and Chief Executive Officer said that, "We are confident that we have the plans in place to produce strong performance in 2003."

The financial results of wealth management, which is a large component of our business, are dependent on stock market performance. It is important therefore that we describe the stock market assumptions forming the basis for 2003 guidance. This financial guidance is based on the levels of stock market indices as at September 30, 2002, growing at 1.5% per quarter through to the end of 2003. Stock markets since September 30, 2002 have outperformed this assumption. Currency exchange rates are assumed to remain at their September 30, 2002 levels.

Canada Life Financial Corporation, established in 1999, is the holding company for The Canada Life Assurance Company and is traded on the Toronto Stock Exchange under the symbol "CL" and the New York Stock Exchange under the symbol "CLU". The Canada Life Assurance Company, Canada's first domestic life insurance company founded in 1847, has total assets under administration in excess of $65 billion. Headquartered in Toronto, the Company operates in Canada, the United States, the Republic of Ireland, the United Kingdom, Germany, Brazil, Hong Kong and the Caribbean.

This release provides management with the opportunity to discuss the financial performance and condition of the Company and, as such, may contain forward-looking statements about the Company, including its business operations and strategy and expected financial performance and condition. Statements that are predictive in nature, depend upon or refer to future events or conditions or include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. In addition, any statement that may be made concerning future financial performance (including revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company actions, is also a forward-looking statement. Forward-looking statements are based on current expectations and projections about future events and are subject to, among other things, risks, uncertainties and assumptions about the Company, economic factors and the insurance industry generally. They are not guarantees of future performance and the Company has no specific intentions to update these statements whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned against undue reliance on these forward-looking statements. Actual events and results could differ materially from those expressed or implied by forward-looking statements made by the Company due to, but not limited to, important factors such as general economic and market factors, interest rates, equity markets, business competition, changes in government regulations and other factors discussed in materials filed by the Company with applicable securities regulatory authorities from time to time.

All figures in Canadian dollars.

For further information, contact:
Media Inquiries: Ardyth Percy-Robb Corporate Communications Vice-President (416) 597-1440, Ext 6104 ardyth_percy-robb@canadalife.com	Investor Relations: Brian Lynch Investor Relations Vice-President (416) 597-1440, Ext 6693 brian_lynch@canadalife.com